Exhibit 10.1

                                                     [TWO WAY TV AUSTRALIA LOGO]




                        EXCLUSIVE DISTRIBUTION AGREEMENT





                          TWO WAY TV AUSTRALIA LIMITED

                                 ZONE4PLAY, INC


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                        EXCLUSIVE DISTRIBUTION AGREEMENT

DATE AUGUST 17, 2005

PARTIES

     TWO WAY TV AUSTRALIA LIMITED (ABN 28 007 424 777) of Level 3, 55 Pyrmont Bridge Road, Pyrmont NSW 2009 Australia ("TWTVA")

     ZONE4PLAY, INC., a company incorporated under the laws of the state of Delaware, U.S.A., having its registered offices at 103 Foulk Road, Suite 202, Wilmington, Delaware ("ZONE4PLAY")

     (each a "PARTY" and together the "PARTIES").

BACKGROUND

A. WHEREAS, Zone4Play is a developer of interactive game technology that provides an end-to-end solution allowing service providers to deliver games to subscribers over multiple network platforms such as interactive TV, wireless networks and the Internet and is the owner of the entire right, title and interest in and to, or otherwise has rights in, the Intellectual Property;

B. WHEREAS, TWTVA is a leading provider of live, competitive, enhanced TV entertainment and interactive TV applications and technology in Australia; and

C. WHEREAS, Zone4Play desires to have TWTVA distribute, market and promote, and TWTVA desires to distribute, market and promote on behalf of Zone4Play, the Zone4Play Intellectual Property and the Products to gaming and wagering operators, broadcasters and mobile operators (collectively, "Operators") to enable mass participation gaming and gambling through television and mobile phones in the Territory.

D. NOW, THEREFORE, in consideration of the premises of the covenants and agreements herein contained, and intending to be legally bound hereby, the Parties hereto agree as follows:

OPERATIVE PROVISIONS

1.   INTERPRETATION

1.1  DEFINITIONS

     The following definitions apply in this Agreement.

     "AFFILIATES" means any entity that controls, is controlled by or is under common control with Zone4Play or TWTVA, as applicable.

     "ASIA" means Bangladesh, Bhutan, Brunei, Cambodia, China, East Timor, Hong Kong, India, Indonesia, Japan, Laos, Macau, Malaysia, Maldives, Mongolia, Myanmar, Nepal, North Korea, Pakistan, Papua New Guinea, Philippines, Singapore, South Korea, Sri Lanka, Taiwan, Thailand, and Vietnam.

     "AUSTRALASIA" means Australia and New Zealand.

     "BUSINESS DAY" means a day on which banks are open for business in Sydney, Australia.

     "COMMENCEMENT DATE" means 1 June 2005.

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     "CONFIDENTIAL INFORMATION" means any and all technical, business, client or proprietary information whether oral, visual, machine recognisable or written relating to the business affairs, business strategies and practices, methodologies, pricing, product information, client lists, operations, processes, plans or intentions, market opportunities, services, research, inventions, patents, technology, trade secrets, Know-How, software, source code, and potential or actual customer information of the Discloser, and in the case of Zone4Play, the Intellectual Property, which information will be deemed to be confidential, but does not include the Excluded Information. The terms of this Agreement shall be deemed Confidential Information.

     "DISCLOSER" means the Party providing Confidential Information to the Recipient or its Affiliates.

     "EXCLUDED INFORMATION" means:

     (a) information which the Recipient can document and prove is or becomes publicly available through no improper action or inaction by the Recipient, or

     (b) information which was known by the Recipient or was legitimately in the Recipient's possession prior to receipt of the Discloser's Confidential Information as shown by the Recipient's business records kept in the ordinary course, or

     (c) information which is disclosed with the prior written approval of the Discloser, or

     (d) information received from a third party, where such third party is not prohibited from disclosing such information to the Recipient by a contractual or fiduciary obligation, or

     (e) information which is independently developed by the Recipient without use of or reference to the Discloser's Confidential Information and provided that the Recipient can demonstrate such independent development by documented evidence prepared contemporaneously with such independent development, or

     (f) information which becomes known to the Recipient from a source other than the Discloser without breach of this Agreement by the Recipient and otherwise not in violation of the Discloser's rights.

     "FIRST AND LAST MATCHING RIGHTS" means the provisions of clause 4.

     "INDEPENDENT ASSESSOR" means a partner of a reputable law firm practising in England which has not previously done any legal work for either TWTVA or Zone4Play.

     "INITIAL TERM" means the period of five (5) years commencing on the Commencement Date.

     "INTELLECTUAL PROPERTY" means:

     (a) any copyright, patent, design, trade mark, eligible layout right or other similar right, whether registered or not;

     (b) any invention, discovery, trade secret, technical information or Know-How, whether patentable or not;

     (c) any computer software (including source code and object code), hardware or firmware;

     (d)  any Confidential Information;

     (e)  any other rights resulting from intellectual activity in any field;

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     (f)  any database rights, and

     (g) any grant or certificate of title for any thing referred to in paragraph (a) to (f) inclusive,

     which may subsist anywhere in the world, for the full term of such rights and any extensions or renewals thereof, subsisting prior to, at or after the Commencement Date (whether or not any of these rights are registered, and including applications and the right to apply for registration of any of such rights). In the case of Zone4Play, Intellectual Property shall include any thing referred to in paragraph (a) to (f) inclusive that:

          i. has been developed or otherwise owned by Zone4Play or any Affiliate; or

          ii. is owned by a third party, but which Zone4Play is entitled to make available to TWTVA under license in the Territory; or

          iii. comprises games, applications and underlying technology for iTV, SMS-TV and mobile, for both Play for Fun Products and Play for Real Products.

     "KNOW HOW" means all identifiable knowledge, experience, data and technical or commercial information, whether in human or machine readable form and whether stored physically, electronically or otherwise, which might reasonably be of commercial interest to either Party in relation to the Licence or a Proposed Arrangement.

     "LICENCE" means the provisions of clause 2.

     "OPTION TERM" means the period of three (3) years commencing on the expiry of the Initial Term.

     "OPTIONS" means each of the three options to renew available under clause 8.2(a), (b) and (c).

     "PLAY FOR FUN PRODUCTS" means the applications listed in Appendix A and any other Intellectual Property which is not included within Play for Real Products.

     "PLAY FOR REAL PRODUCTS" means the applications listed in Appendix B and any other Intellectual Property which allows end users to participate in an interactive activity while paying or risking real money (except where the only money paid is a subscription fee or entry fee for the game, or the channel which includes the game).

     "PRODUCTS" means Play for Fun Products and Play for Real Products.

     "PROPOSED ARRANGEMENT" means any plan, proposal, agreement, arrangement or understanding for the use or commercial exploitation of Zone4Play's Intellectual Property in Asia, including by way of licence, sale or joint venture.

     "RECIPIENT" means the Party receiving Confidential Information from the Discloser or its Affiliates.

     "REVENUE" means all sums of money (excluding all taxes or government duties, including purchase, service, sales, excise or value added taxes) actually received by TWTVA from exploitation of Zone4Play's Intellectual Property pursuant to the Licence. For the avoidance of doubt, "Revenue" is net of all costs and expenses, including prizes, paid by TWTVA to third parties in the course of exploiting the Intellectual Property (but not including TWTVA's own internal costs and expenses).

     "TERM" means the Initial Term and (if TWTVA exercises one or more of the Options) the Option Term.

     "TERRITORY" means Australasia and Asia.


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1.2  RULES FOR INTERPRETING THIS AGREEMENT

     Headings are for convenience only, and do not affect interpretation. The following rules also apply in interpreting this Agreement, except where the context makes it clear that a rule is not intended to apply.

     (a)  A reference to:

          (i) a document or agreement, or a provision of a document or agreement, is to that document, agreement or provision as amended, supplemented, replaced or novated;

          (ii) a person includes any type of entity or body of persons, whether or not it is incorporated or has a separate legal identity, and any executor, administrator or successor in law of the person; and

          (iii) any thing (including a right, obligation or concept) includes each part of it (but nothing in this agreement implies that performance of part of an obligation constitutes performance of the obligation).

     (b)  A singular word includes the plural, and vice versa.

     (c) If a word is defined, another part of speech has a corresponding meaning.

     (d) The word "agreement" includes an undertaking or other binding arrangement or understanding, whether or not in writing.

     (e) The word "including", or similar parts of speech, does not limit the kinds of things that may be included.

     (f) No part of this Agreement may be construed adversely to a Party on the basis that that Party was responsible for preparing that part of this Agreement.

2.   LICENCE FOR AUSTRALASIA

     GRANT OF LICENCE FOR PLAY FOR FUN PRODUCTS IN AUSTRALASIA

2.1 Subject to TWTVA's timely payment of all license fees and other sums due hereunder, Zone4Play hereby grants to TWTVA the exclusive, non-transferable (except as set forth in clause 12.2), non-sublicensable (except as set forth in clause 2.2(e)) right and licence to distribute, market and promote Zone4Play's Intellectual Property only in connection with the Play for Fun Products to Operators in Australasia during the Term (the "PLAY FOR FUN PRODUCT LICENCE").

2.2  The Play For Fun Product Licence:

     (a) is exclusive, so that Zone4Play may not itself, nor permit any other third party to, exploit or use its Intellectual Property in connection with the Play for Fun Products in Australasia, unless expressly permitted in writing to do so by TWTVA;

     (b)  is transferable only in accordance with clause 12.2 of this Agreement;

     (c) allows TWTVA to use, combine, develop, modify and make available to Operators the Intellectual Property in connection with the Play for Fun Products within Australasia;


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     (d)  allows TWTVA to exercise its rights in relation to Zone4Play's
          Intellectual Property and the Play for Fun Products on any distribution method or platform, whether digital or analog, including any form of television, mobile telephony or computer-based transmission compatible with the Play for Fun Products (whether now known or developed at any time during the Term); and

     (e) allows TWTVA to further sublicense the Intellectual Property in connection with Play for Fun Products on a case by case basis as expressly permitted by Zone4Play in writing (such permission not to be unreasonably withheld).

     GRANT OF LICENSE FOR PLAY FOR REAL PRODUCTS IN AUSTRALASIA

2.3 Subject to TWTVA's timely payment of all license fees and other sums due hereunder, Zone4Play hereby grants to TWTVA the exclusive, non-transferable (except as set forth in clause 12.2), non-sublicensable (except as set forth in clause 2.4(e) right and licence to distribute, market and promote Zone4Play's Intellectual Property only in connection with the Play For Real Products to Operators in Australasia during the Term (the "Play For Real Product Licence").

2.4  The Play For Real Product Licence:

     (a) is exclusive, so that Zone4Play may not itself, nor permit any other third party to, exploit or use Zone4Play's Intellectual Property in connection with the Play for Real Products in Australasia, unless expressly permitted in writing to do so by TWTVA;

     (b)  is transferable only in accordance with clause 12.2 of this Agreement;

     (c) allows TWTVA to use, combine, and make available to Operators the Intellectual Property in connection with the Play for Real Products within Australasia;

     (d) allows TWTVA to exercise its rights in relation to Zone4Play's Intellectual Property and the Play for Real Products on any distribution method or platform, whether digital or analog, including any form of television, mobile telephony or computer-based transmission compatible with the Play for Real Products (whether now known or developed at any time during the Term); and

     (e) allows TWTVA to further sublicense the Intellectual Property in connection with Play for Real Products upon as case by case basis as permitted by Zone4Play in writing (such permission not to be unreasonably withheld).

     GENERAL PROVISIONS OF THE LICENCE

2.5 Zone4Play acknowledges that it has no rights of any kind in relation to work performed or property developed or used by TWTVA which does not directly or indirectly make use of the Products, Zone4Play's Intellectual Property or Zone4Play's Confidential Information. Except for the limited license rights expressly granted to TWTVA under this clause 2, Zone4Play retains all right, title and interest in and to the Products, Zone4Play's Intellectual Property and Zone4Play's Confidential Information.

2.6 Modifications and improvements made to Zone4Play's Intellectual Property by TWTVA or any of its permitted sublicensees shall be owned jointly by Zone4Play and TWTVA.

2.7 As Zone4Play develops further Products during the Term, such Products will be provided to TWTVA under the appropriate license grant of this clause 2, for no additional up-front payment (subject to clause 2.9) and on the terms and conditions of this Agreement (including clauses 5.1 to 5.8).


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2.8  TWTVA and its Affiliates shall not without Zone4Play's prior written consent or as otherwise expressly set forth in this Agreement: (i) sell, rent, lease, sublicense or otherwise transfer, distribute or otherwise make available Zone4Play's Intellectual Property, the Products or Zone4Play's Confidential Information to any third party; (ii) modify, translate, reverse engineer, decompile or disassemble Zone4Play's Intellectual Property, the Products or Zone4Play's Confidential Information (except to the extent permitted under clause 2.2.); (iii) create derivative works based upon Zone4Play's Intellectual Property, the Products or Zone4Play's Confidential Information (except to the extent permitted under clause 2.2; or (iv) alter, destroy or otherwise remove any proprietary notices or labels on or embedded within Zone4Play's Intellectual Property, the Products or Zone4Play's Confidential Information.

     THIRD PARTY RIGHTS

2.9 Where a third party has licensed rights to Zone4Play in relation to Play For Fun Products licensed hereunder, TWTVA shall pay all upfront costs (if any) of obtaining those third party rights in Australasia where those costs are agreed in advance by TWTVA. Zone4Play shall bear the costs of any revenue-share based payments to such third parties, and such costs will not be added to the Variable Licence Fee payable by TWTVA under clause 5.1.

2.10 If Zone4Play is conducting discussions with third parties for deployment of any element of Zone4Play's Intellectual Property in Australasia, Zone4Play must advise such third parties at the commencement of such discussions of the nature of TWTVA's rights pursuant to the Licence.

2.11 At the time Zone4Play commences negotiations for third party rights in Zone4Play's sole discretion, and at the time Zone4Play concludes those negotiations, Zone4Play will:

     (a) inform TWTVA, and keep TWTVA informed at all times, of the nature of the third party rights so long as such disclosure of information to TWTVA shall not cause Zone4Play to breach any of its confidentiality obligations with such third party, and

     (b) use its commercially reasonable, best efforts to obtain the benefit of those rights for use by TWTVA on the best commercial terms available.

2.12 Before concluding negotiations with third parties on rights fees for Australasia, Zone4Play must inform TWTVA of the proposed deal and may offer TWTVA the opportunity to negotiate directly with the third party in Zone4Play's sole discretion. All such agreements between TWTVA and third parties will be subject to Zone4Play's approval, such approval not to be unreasonably withheld.

2.13 Should Zone4Play develop applications of its Intellectual Property in conjunction with third parties, Zone4Play must use all commercially reasonable efforts to ensure that the rights to such applications are not granted to such third parties for exploitation in connection with the Play For Fun Products in the Territory.


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3.   INSTALLATION, OPERATION, SUPPORT AND ASSISTANCE

     PLAY FOR FUN PRODUCTS

3.1 Sixty (60) days following execution of this Agreement, Zone4Play will supply TWTVA with functional specifications, graphical material and any other documentation for the Play For Fun Products, whether they use Open TV or Power TV or any other code.

3.2 TWTVA will provide Zone4Play with the specifications for set-top boxes used in Australasia. Zone4Play must use every commercially reasonable effort to provide TWTVA with versions of its Products (including games and underlying technology) which are compliant with, and will operate on, those set-top boxes within a reasonable period (to be agreed between the Parties) after TWTVA provides the set-top box specifications.

3.3 Once TWTVA signs a deal with an Operator in Australasia, Zone4Play will supply TWTVA with all tools and background technology necessary to deploy Products with that Operator, including all necessary hardware and software.

3.4 TWTVA will be in charge of integrating the Play for Fun Products into the Australasian broadcast and mobile platforms and making any adjustments, if needed. However, in relation to such integration and adjustment, Zone4Play will provide consulting services and advice to TWTVA at no additional cost (if reasonably required by TWTVA).

3.5 If TWTVA wishes Zone4Play to assist in porting the Power TV applications to the Open TV platform, Zone4Play will provide all assistance reasonably requested by TWTVA, including the sending of two people to Australia for two weeks (including all airfares, accommodation and technical effort), plus any reasonable further ongoing assistance that TWTVA needs in porting applications. TWTVA will pay Zone4Play an additional once only amount of US$50,000 for this process if TWTVA so requests.

3.6 If TWTVA wishes to supply Zone4Play's multiplayer iTV games to Operators in Australasia, Zone4Play will install the required designated server (which will service all customers) at TWTVA's premises. TWTVA will pay Zone4Play US$35,000 for expenses to install that initial service (including travel and accommodation expenses, one (1) designated server with accompanying software, and integration). If an Operator requires additional servers and/or other hardware, then the Operator will pay for that additional hardware, or (at the request of TWTVA) Zone4Play will supply the additional hardware at the lowest cost possible at that time and TWTVA will reimburse Zone4Play for all such hardware. Zone4Play will provide TWTVA with a full specification for the multiplayer games engine.

3.7 If TWTVA wishes to launch Zone4Play's SMS-TV solutions, based on the MixTV server system, in Australasia, then Zone4Play will install the required designated server (which will service all customers) at TWTVA's premises. TWTVA will pay Zone4Play US$35,000 for expenses to install that initial service (including travel and accommodation expenses, one (1) designated server with accompanying software, and integration). If an Operator requires additional servers and/or other hardware, then the Operator will pay for that additional hardware, or (at the request of TWTVA) Zone4Play will supply the additional hardware at the lowest cost possible at that time and TWTVA will reimburse Zone4Play for all such hardware.


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     PLAY FOR REAL PRODUCTS IN AUSTRALASIA

3.8 Once an agreement with an Operator for a Play For Real Product is in place, Zone4Play will supply, install and integrate a completed solution at no additional cost (subject to clause 3.9), including:

     (a) iTV and/or SMS-TV and/or mobile development and deployment of applications;

     (b)  Enabling technologies:

          (i)  MixTV servers to support SMS-TV applications;

          (ii) ZoneITS server to support iTV applications;

          (iii) ZoneITS server to support mobile applications; and

     (c) third party back office integration with the Operator and any additional Operator involved in the delivery of the Product to end users (eg. where the agreement is signed with a gambling Operator, a broadcaster or mobile Operator may also be involved).

3.9 For each gambling Operator in Australasia who licenses a Play for Real Product, Zone4Play will receive a one time fee of US$35,000 for expenses to install the Product (regardless of the number of Products taken by that Operator). This fee will cover one (1) designated server with accompanying software, travel and accommodation expenses, and all integration work that is required. If an Operator requires additional servers and/or other hardware, then the Operator will pay for that additional hardware, or (at the request of TWTVA) Zone4Play will supply the additional hardware at the lowest cost possible at that time and TWTVA will reimburse Zone4Play for all such hardware.

3.10 TWTVA will be in charge of managing all aspects of the Play for Real Products (including but not limited to customer service) once the Product is installed and integrated.

     SOURCE CODE AND ESCROW

3.11 Zone4Play will provide source code for the Products to TWTVA, where that source code can reasonably be considered fundamental to the efficient day-to-day operation of the Products licensed to TWTVA. Zone4Play will supply source code in sufficient time to enable the timely deployment of Products in accordance with deals that TWTVA enters into pursuant to the Licence.

3.12 Zone4Play shall place into escrow the source code for the Products (in addition to the source code supplied under clause 3.12) together with all source code and technologies used in any deployments by Zone4Play under this Agreement (including back-end technologies) ("Escrow Materials"). Zone4Play shall establish the escrow account with TWTVA's consent, and TWTVA shall pay all associated escrow fees. TWTVA shall not use the Escrow Materials unless and until a Release Condition occurs and the Escrow Materials are released to TWTVA by the escrow agent. As used in this Agreement, "Release Condition" shall mean any of the following events that have occurred and that have not been cured by Zone4Play within thirty (30) business days following written notice from TWTVA and TWTVA is not otherwise in default of this Agreement: (i) the voluntary or involuntary filing of a petition in bankruptcy by Zone4Play or the initiation of any proceeding under any bankruptcy or insolvency laws for the purpose of Zone4Play's bankruptcy, reorganization (other than reorganisation while solvent) or liquidation, (ii) Zone4Play becomes insolvent, or (iii) Zone4Play ceases to do business in the ordinary course of business without a successor or assignee.


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3.13 The Parties will sign an escrow agreement with an agreed escrow provider located in the United Kingdom. Subject to clause 3.11 above, the escrow agreement will include standard terms and conditions allowing TWTVA to access and use the source code and technologies in the event of a Release Conditionand strictly in accordance with the purpose of this Agreement.

     GENERAL ASSISTANCE

3.14 Zone4Play will supply TWTVA with all technical assistance reasonably requested by TWTVA in order to use or commercially exploit Zone4Play's Intellectual Property in the Territory, pursuant to the terms of this Agreement. Such assistance will be provided at no cost for reasonable general consulting and advice, and on a verifiable pure cost basis beyond that (apart from the pre-agreed fixed costs payable under clauses 3.5, 3.6, 3.7 and 3.9). Such costs will be agreed on by the Parties in advance in writing and calculated on the following basis:

     (a) For the time incurred by technical or other personnel in providing assistance - the pro rata amount of the actual salary paid by Zone4Play to those personnel, calculated on an hourly rate.

     (b) For airfares and accommodation - economy class air travel and three-star accommodation.

     (c) For travel expenses - a reasonable per diem will be paid, which will vary depending on the country of travel, consistent with the arrangements made by TWTVA for its own personnel.

3.15 Zone4Play will provide TWTVA with receipts or other documentation required by TWTVA to verify the costs payable under clause 3.13.

3.16 Zone4Play will use every commercially reasonable effort to supply all new iTV Products (both Play for Fun and Play for Real) using Open TV code.

4.   FIRST AND LAST MATCHING RIGHTS FOR ASIA

     RIGHT OF FIRST REFUSAL

4.1 If Zone4Play is considering, or is approached by a third party in relation to, any Proposed Arrangement, then Zone4Play must hold good faith discussions with TWTVA for a period of 15 Business Days (the "EXCLUSIVE NEGOTIATION PERIOD"), prior to holding any discussions with such third parties.

4.2 As part of the good faith discussions required by clause 4.1, Zone4Play must:

     (a) Provide sufficient detail to allow TWTVA to assess the Proposed Arrangement consistent with Zone4Play's confidentiality obligations with such third parties; and

     (b) Make available decision makers with authority to conclude binding terms with TWTVA, within the Exclusive Negotiation Period, in relation to the Proposed Arrangement.


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4.3  If Zone4Play wishes to proceed with a Proposed Arrangement after the end of the Exclusive Negotiation Period, then unless the Parties otherwise agree in writing, Zone4Play must make a written offer to TWTVA ("FIRST OFFER") setting out the terms on which TWTVA may enter into the Proposed Arrangement.

4.4  The First Offer must:

     (a) Provide sufficient detail to allow TWTVA to have a reasonable opportunity to assess the First Offer;

     (b) Include details of commercial terms, including fees, costs, and revenue share; and

     (c)  Include details of duration and any extensions.

4.5 TWTVA may accept or reject the First Offer within a period of 10 Business Days (the "FIRST OFFER PERIOD").

4.6 If TWTVA does not accept the First Offer within the First Offer Period, Zone4Play shall have the right to discuss the Proposed Arrangement with bona fide third parties, on an arms-length basis, for a period of up to 15 Business Days after the First Offer Period.

4.7 If Zone4Play wishes to enter the Proposed Arrangement with a third party, whether on the terms of the First Offer or on any other terms, then prior to doing so Zone4Play must make a further written offer to TWTVA ("LAST OFFER").

4.8  The Last Offer must:

     (a) Identify the third party so long as revealing the identity of such third party shall not cause Zone4Play to breach its obligations of confidentiality with such third party; (Zone4Play must use reasonable efforts to avoid incurring any obligations of confidentiality that would prevent Zone4Play from revealing the identity of the third party to TWTVA);

     (b) Include verification from an Independent Assessor, at TWTVA's expense, to confirm that the offer to (or from) the third party is genuine;

     (c) Provide sufficient detail to allow TWTVA to have a reasonable opportunity to assess the Last Offer;

     (d) Include details of commercial terms, including fees, costs, and revenue share; and

     (e)  Include details of duration and any extensions.

4.9 TWTVA must accept or reject the Last Offer within a period of 10 Business Days (the "LAST OFFER PERIOD").

4.10 If TWTVA does not accept the Last Offer within the Last Offer Period, then Zone4Play shall have the right in its sole discretion to enter into the Proposed Arrangement with the third party named in the Last Offer, on terms identical or better to Zone4Play to those in the Last Offer.


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4.11 If Zone4Play wishes to vary in any material respect the terms of the Last
     Offer, or to enter into the Proposed Arrangement with a different third party, then before doing so Zone4Play must again follow the procedure set out in clauses 4.6 to 4.9.

4.12 If Zone4Play enters into the Proposed Arrangement with a third party, then Zone4Play warrants and undertakes that, for a period of two years after its commencement, the terms of the Proposed Arrangement will not be varied in any material respect from those set out in the Last Offer most recently put to TWTVA.

4.13 At any time within the two year period set out in clause 4.12 and upon a 30 day notice to Zone4Play, TWTVA may request that an Independent Assessor, at TWTVA's expense, be given access, on a strictly confidential basis and subject to confidentiality provisions signed by the Independent Assessor for this purpose, to all information relevant to the third party contract, in order to advise TWTVA whether the terms of the Proposed Arrangement have been varied.

4.14 If the terms of the Proposed Arrangement have been varied materially in favour of any third party from those set out in the Last Offer, then the parties agree that TWTVA will be entitled to monetary compensation from Zone4Play, including compensation for loss of opportunity, in addition to any other remedies available to TWTVA.

4.15 The monetary compensation payable under clause 4.14 will be determined by an independent expert appointed by the President of the Institute of Chartered Accountants in England and Wales, whose decision will be binding upon the parties. In making his determination the independent expert must act as an expert, not an arbiter, and must take into account:

     (a)  the terms of the original offer made to TWTVA,

     (b)  the varied terms agreed with the third party, and

     (c)  the revenue, profits and asset value generated by the third party.

4.16 In addition to seeking monetary compensation under clause 4.13, TWTVA may require Zone4Play to enter into an arrangement with TWTVA on identical terms to those agreed with the third party, except that the arrangement will be non-exclusive.

     GENERAL

4.17 Zone4Play must follow the procedure set out in clauses 4.1 to 4.16 in relation to each and every Proposed Arrangement in Asia that Zone4Play wishes to enter into during the Term.

4.18 TWTVA is permitted to discuss Proposed Arrangements with third parties in Asia during the Term, on the basis that such proposals will be referred back to Zone4Play.

5.   FEES

     PLAY FOR FUN PRODUCTS

5.1 In consideration of the licenses granted hereunder relating to Play for Fun Products, TWTVA will pay the following fees to Zone4Play:

     (a) A "FIXED LICENCE FEE" of US$50,000 per annum, which TWTVA may recoup against the Variable Licence Fee in accordance with clause 5.2; and

     (b) A "VARIABLE LICENCE FEE" of 25% of Revenue from Play for Fun Products (subject to clause 5.2).

5.2 The Fixed Licence Fee under clause 5.1(a) is recoupable in the year in which it is paid against the Variable Licence Fee under clause 5.1(b), on the basis that in each calendar year that TWTVA earns Revenue from Play for Fun applications, TWTVA will pay Zone4Play 12.5% of Revenue, and the other 12.5% of Revenue will be credited against the Fixed Licence Fee paid for the current calendar year until the total amount credited reaches US$50,000. Thereafter in each calendar year, once the Fixed Licence Fee has been recouped, the payment will increase to 25% of all additional Revenue.

5.3 Within one month of the end of each half-year (on 30 December and 30 June) during the Term, TWTVA will calculate the Revenue it has received from deployment of Play for Fun Products in the preceding six months to 30 December or 30 June (as applicable), and calculate the Variable Licence Fees payable (if any). These Variable Licence Fees will be paid to Zone4Play within one month after the calculation is finalised.

5.4 The Parties acknowledge that, as at the date of this Agreement, TWTVA operates subscription games channels which are provided to pay television Operators in Australasia, in return for monthly payments. These channels may include games developed by TWTVA, or licensed to TWTVA by third parties. "Revenue" will be calculated on the basis that the total monthly sum received by TWTVA from the pay television Operator for the games channel will be divided up in the same proportion as the proportion of games that use Zone4Play's Intellectual Property bear to the other games included in the games channel in that particular month. For example, if the games channel includes five games in total in a particular month, and games using Zone4Play's Intellectual Property make up two of those games, then Revenue will calculated as two-fifths of the total monthly sum received by TWTVA from the pay television Operator for that games channel. This same formula will apply to any similar channels which TWTVA may deploy on other distribution methods or platforms provided that these are only on a subscription basis model.

     PLAY FOR REAL PRODUCTS

5.5 In consideration of the licenses granted hereunder relating to Play for Real Products, TWTVA will pay the following fees to Zone4Play:

     (a) A "FIXED LICENCE FEE" of US$100,000 per annum for iTV and SMS-TV, and US$100,000 for mobile (total US$200,000 - subject to increase in accordance with clause 5.6), which TWTVA may recoup against the Variable Licence Fee in accordance with clause 5.7; and

     (b) A "VARIABLE LICENCE FEE" of 50% of Revenue from Play for Real Products (subject to clause 5.7).

5.6 If changes to legislation in Australia allow TWTVA to deploy Play for Real Products which are currently banned ("ILLEGAL SERVICES"), then the Fixed Licence Fee will increase according to the following mechanism:

     (a) If one type of Illegal Service is approved by legislation, the total Fixed Licence Fee will increase to US$275,000 per annum; and

     (b) If two or more types of Illegal Services are approved by legislation, the total Fixed Licence Fee will increase to US$350,000 per annum.

     The increase in Fixed Licence Fee will apply from the date that the legislation enters into force, on a pro rata basis for the remainder of that year, and then for the remainder of the Term.

5.7 The Fixed Licence Fee under clause 5.5(a) is recoupable in the year in which it is paid against the Variable Licence Fee under clause 5.5(b), on the basis that in each year that TWTVA earns Revenue from Play for Real Products, TWTVA will pay Zone4Play 25% of Revenue, and the other 25% of Revenue will be credited against the Fixed Licence Fee paid for the current calendar year until the total amount credited reaches the then-current Fixed Licence Fee (which may be US$200,000 or US$275,000 or US$350,000). Thereafter in each year, once the Fixed Licence Fee has been recouped, the payment will increase to 50% of all additional Revenue.

5.8 Within one month of the end of each quarter (commencing 1 July 2005) during the Term, TWTVA will calculate the Revenue it has received from deployment of Play for Real Products in the preceding calendar month, and calculate the Variable Licence Fees payable (if any). These Variable Licence Fees will be paid to Zone4Play within one month after the calculation is finalised.

     FIRST AND LAST MATCHING RIGHTS FEE

5.9 In consideration of the grant of the First and Last Matching Rights, TWTVA will pay the following fees to Zone4Play, subject to any deductions in accordance with clause 5.10:

     (a)  the "FIRST AND LAST MATCHING RIGHTS FEE" of US$100,000 per annum; and

     (b) the fees agreed between the Parties in accordance with any arrangements entered into between the Parties to exploit Zone4Play's Intellectual Property in Asia.

5.10 The First and Last Matching Rights Fee, and any fixed annual fees agreed under clause 5.9(b), are recoupable by TWTVA against any variable fees (based on revenue share) paid by TWTVA to Zone4Play in the year in which the revenue share is earned, at rates to be agreed between the Parties in any deals which are done pursuant to the First and Last Matching Rights.

     FIRST PAYMENT AND SUBSEQUENT PAYMENTS

5.11 Within 10 Business Days following the execution of this Agreement, TWTVA will pay Zone4Play the sum of US$116,666.67, in respect of the four (4) months of June 2005 and the July-September quarter of 2005. (This payment is calculated as 4/12 of US$350,000, which is the total of the Fixed Licence Fees for Play for Fun Products and Play for Real Products, and the First and Last Matching Rights Fee).

5.12 From 1 September 2005, the Fixed Licence Fees for Play for Fun Products and Play for Real Products, and the First and Last Matching Rights Fee, will be paid quarterly in advance. The total quarterly payment will be US$87,500 (calculated as 3/12 of US$350,000).

5.13 The final quarterly payments under clause 5.12 during the Term will be reduced to reflect the fact that those payments will relate to only two months, not three months.

5.14 All payments under this Agreement will be made promptly to a bank account nominated by Zone4Play and in accordance with the procedures agreed between the Parties. Zone4Play will provide TWTVA with an invoice five Business Days before each quarterly payment is due under clause 5.12.

5.15 Late payments. Any payment not received by Zone4Play within ten (10) Business Days of its due date shall be considered Late Payment.

5.16 In the event of Late Payment, Zone4Play shall issue a reminder to TWTVA demanding the payment due (hereinafter: "Reminder"). Failure to pay the Late Payment within ten (10) Business Days of receipt of the Reminder shall be considered a material breach of this Agreement and shall entitle Zone4Play to immediate termination of this Agreement in addition to any other remedy at law.

     FEES FOR HARDWARE, SOFTWARE AND SUPPORT

5.17 Where Zone4Play is supplying hardware, software and on site assistance, TWTVA will pay for this 25% in advance, 25% when the goods/people arrive in the relevant territory, and the balance within 14 days of completion (with invoice).

6.   TAX

6.1  The fees due under this Agreement:

     (a) subject to paragraph (b), are exclusive of any value added or other taxes, which TWTVA will pay in addition to the fees, provided that Zone4Play gives TWTVA an appropriate tax invoice;

     (b) must be paid without taxes that may be imposed, except for deductions required by law (including, without limitation, any withholding tax deductions required in the Territory). For the avoidance of doubt, TWTVA is entitled to deduct any withholding tax applicable on any fees payable under this Agreement. TWTVA will provide Zone4Play with appropriate certification in respect of such deductions.

     The Parties agree to co-operate in all respects necessary to take advantage of such double taxation agreements as may be available and to minimise the deductions to be made out of the fees to be paid to Zone4Play under this Agreement.

7.   INFORMATION REQUIREMENTS

7.1  Zone4Play agrees, during the Term, to:

     (a) Supply, at no extra cost, all reasonable assistance requested by TWTVA to assist TWTVA to distribute, market and promote the Products , including up to date product lists, marketing materials, demos, DVDs, CD-ROMs, screen grabs, specifications and press kits.

     (b) Advise TWTVA, on a monthly basis, of content plans involving planned or completed applications of Zone4Play Intellectual Property (such as gambling or other applications) within the United Kingdom and elsewhere.

     (c) Notify TWTVA, on a monthly basis, of any updates to Zone4Play's product catalogue, and provide TWTVA with copies of it in the form in which it exists from time to time.

     (d) Notify TWTVA in a timely manner of any developments and updates of Zone4Play's applications for non-television technologies, including mobile telephones or PDAs, and supply TWTVA with copies of any such applications should TWTVA so request.

     (e) Advise TWTVA in a timely manner of the details of any patent registrations or new, significant Intellectual Property developed, owned or claimed by Zone4Play as such Intellectual Property relates to the Products licensed under this Agreement and TWTVA agrees to treat such details as Zone4Play Confidential Information.

     (f) Provide TWTVA, on an on-going basis, with copies of media conference materials and presentation kits as used by Zone4Play at conferences and media events, along with soft copies of any press releases.

7.2  TWTVA agrees, during the Term, to:

     (a) Conduct business in a manner that reflects favorably on Zone4Play, the Products, the Zone4Play trademarks, the Intellectual Property and good name;

     (b) Avoid deceptive, misleading, or unethical practices that are or might be detrimental to Zone4Play, the Products, the Zone4Play trademarks, the Intellectual Property and good name, including, but not limited to disparagement of Zone4Play, the Products, the Zone4Play trademarks, the Intellectual Property and good name;

     (c) Make no false or misleading representations with respect to Zone4Play, the Products, the Zone4Play trademarks and the Intellectual Property;

     (d) Not publish or use any misleading or deceptive advertising materials with respect to the Products, the Zone4Play trademarks and the Intellectual Property;

     (e) Make no representations or warranties with respect to the Products, the Zone4Play trademarks and the Intellectual Property that are inconsistent with or expand the scope of those made by Zone4Play, including any warranties or disclaimers by Zone4Play;

     (f) Conduct itself in a professional, skilled manner and act in accordance with the terms and conditions of this Agreement; and

     (g) Use its commercially reasonable best efforts to distribute, market and promote the Products and solicit orders from Operators for the Products and to realize the maximum sales potential for the Products in the Territory.


8.   TERM AND TERMINATION

8.1 This Agreement will remain in force for the Initial Term and, if TWTVA exercises one or more of the Options, for the Option Term.

     OPTIONS

8.2 TWTVA has options to renew this Agreement for the Option Term in relation to each of:

     (a)  Play for Fun Products in Australasia;

     (b)  Play for Real Products in Australasia; and

     (c)  First and Last Matching Rights for Asia.

8.3 TWTVA may exercise one or more of the Options by giving notice in writing to Zone4Play in relation to each Option not more than six months, and not less than three months, prior to the expiry of the Initial Term.

8.4 If TWTVA chooses to exercise one or more of the Options, then this Agreement continues in force for the Option Term in relation to the following relevant provisions that are applicable to the particular Options which have been exercised:

     (a) Play for Fun Products in Australasia - clauses 1, 2.1-2.2, 2.5-2.13, 3.1-3.7, 3.11-3.16, 5.1-5.4, 5.12-5.17, 6, 7, 8.1, 8.4-8.8, 9, 10, 11,
          12 and 13;

     (b) Play for Real Products in Australasia - clauses 1, 2.3-2.13, 3.8-3.16, 5.5-5.8, 5.12-5.17, 6, 7, 8.1, 8.4-8.8, 9, 10, 11, 12 and 13; and

     (c) First and Last Matching Rights for Asia - clauses 1, 3.11-3.16, 4, 5.9-5.10, 5.12-5.17, 6, 7, 8.1, 8.4-8.8, 9, 10, 11, 12 and 13.

     TERMINATION

8.5 Either Party may terminate this Agreement by giving 20 Business Days' written notice to the other Party if:

     (a) the other Party becomes insolvent, or appears on reasonable grounds to be unable to pay its debts as and when they fall due; or

     (b) if any resolution is passed (other than for the purposes of a solvent reorganisation) or order granted by a court of competent jurisdiction to wind up the other Party and any such order is not discharged within 30 days;

     (c) a receiver is appointed over a substantial part of the undertaking of the other Party (other than for the purpose of a solvent reorganisation) and such appointment is not vacated within 60 days; or

     (d) the other Party breaches a material provision of the Agreement and fails to correct the breach after twenty Business Days' notice.

8.6 TWTVA may terminate this Agreement by giving 20 Business Days' written notice to Zone4Play if Zone4Play ceases to become entitled to grant a licence in respect of a material element of the Intellectual Property which TWTVA was previously entitled to use in accordance with the terms of the Licence. Without limitation, this includes where Zone4Play ceases to become entitled to grant a licence in respect of a significant number of the gambling applications which Zone4Play owns as of the Commencement Date.

     CONSEQUENCES OF TERMINATION

8.7  Except as otherwise set forth in clause 8.8 below, upon termination of this
     Agreement: (i) the licenses granted hereunder and all other provisions of this Agreement shall be terminated and TWTVA shall immediately cease using the Intellectual Property, the Products and Zone4Play's Confidential Information, (ii) upon the Discloser's written request, the Recipient shall immediately return all Confidential Information to the Discloser, and (iii) TWTVA shall pay all accrued license fees and other sums due and owing and all such license fees and other sums shall be due and payable within thirty
     (30) days of the end of the calendar quarter in which the date of termination occurred.

8.8 TWTVA shall be entitled to use Zone4Play Intellectual Property which it is then currently using as part of its business in Australasia as set forth under the terms of this Agreement for a period of two (2) months from the date this Agreement is terminated, provided that: (i) TWTVA continues to pay the fees which are payable under clauses 5.1-5.8; and (ii) TWTVA is not otherwise in breach of this Agreement.

9.   LIMITED WARRANTY, EXCLUSION OF CONSEQUENTIAL DAMAGES, AND THIRD PARTY
     PRODUCTS

9.1  Zone4Play warrants that:

     (a) It owns the Intellectual Property and is entitled to grant the Licence to TWTVA under the terms of this Agreement; and

     (b) TWTVA's use of the Intellectual Property under the terms of this Agreement will not infringe any of the intellectual property rights of any third parties.

9.2 EXCEPT AS SET FORTH IN CLAUSE 9.1 ABOVE, ZONE4PLAY MAKES NO OTHER REPRESENTATIONS OR WARRANTIES OF ANY KIND, WHETHER EXPRESS OR IMPLIED (EITHER IN FACT, STATUTORY OR BY OPERATION OF LAW) WITH RESPECT TO THE PRODUCTS, INTELLECTUAL PROPERTY OR CONFIDENTIAL INFORMATION, INCLUDING, BUT NOT LIMITED TO, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, NON-INFRINGEMENT, MISAPPROPRIATION OF INTELLECTUAL PROPERTY RIGHTS OF A THIRD PARTY AND SUITABILITY, ALL OF WHICH ARE EXPRESSLY DISCLAIMED.

9.3 The Parties will provide reasonable assistance and co-operation to each other if a third party alleges that the exercise of the rights granted to TWTVA under this Agreement infringes on the intellectual property rights of that third party, including assisting with litigation against the other Party if requested by that Party and at the expense of the requesting Party.

9.4 Zone4Play may provide third party products to TWTVA in the nature of Open Source Software. Notwithstanding any language to the contrary in this Agreement, all such Open Source Software is provided hereunder "AS IS" and without any warranty of any kind. ZONE4PLAY AND ITS LICENSORS MAKE NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, WHETHER EXPRESS OR IMPLIED (EITHER IN FACT, STATUTORY OR BY OPERATION OF LAW) WITH RESPECT TO THE OPEN SOURCE SOFTWARE, INCLUDING, BUT NOT LIMITED TO, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, NON-INFRINGEMENT, MISAPPROPRIATION OF INTELLECTUAL PROPERTY RIGHTS OF A THIRD PARTY AND SUITABILITY, ALL OF WHICH ARE EXPRESSLY DISCLAIMED. For purposes of this Agreement, "Open Source Software" means any software, programming, or other intellectual property that is subject to: (i) the GNU General Public License, GNU Lesser General Public License or any similar license, including, but not limited to, those licenses listed at www.opensource.org or (ii) any agreement with terms requiring any intellectual property owned or licensed by Zone4Play to be:
     (a) disclosed or distributed in source code or object code form; (b) licensed for the purpose of making derivative works; or (c) redistributable.

9.5 EXCEPT FOR A PARTY'S UNAUTHORIZED USE OF THE OTHER PARTY'S INTELLECTUAL PROPERTY OR CONFIDENTIAL INFORMATION OR IN THE CASE OF TWTVA'S INDEMNIFICATION OBLIGATIONS UNDER CLAUSE 9.6(b) AND ZONE4PLAY'S INDEMNIFICATION OBLIGATIONS UNDER CLAUSES 9.7(b) AND 9.7(c) WHICH LIABILITY SHALL BE UNLIMITED, IN NO EVENT SHALL EITHER PARTY'S TOTAL AGGREGATE LIABILITY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE PRODUCTS, THE INTELLECTUAL PROPERTY, CONFIDENTIAL INFORMATION, ANY SOFTWARE LICENSE OR SERVICE (INCLUDING, BUT NOT LIMITED TO, CLAIMS FOR NEGLIGENCE, STRICT LIABILITY, BREACH OF CONTRACT, MISREPRESENTATION, INFRINGEMENT OR OTHER CONTRACT OR TORT CLAIMS) EXCEED THE AMOUNT OF DAMAGES ACTUALLY INCURRED UP TO THE AMOUNT OF THE TOTAL FEES PAID BY TWTVA TO ZONE4PLAY FOR LICENSES DURING THE MOST RECENT 12 MONTH PERIOD. UNDER NO CIRCUMSTANCES SHALL EITHER PARTY BE LIABLE TO THE OTHER, END USERS OR ANY OTHER ENTITY OR THIRD PARTY FOR INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL, EXEMPLARY, PUNITIVE, RELIANCE OR COVER DAMAGES (INCLUDING LOST PROFITS, LOST SAVINGS AND STATUTORY DAMAGES) HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

9.6 TWTVA shall indemnify, defend and hold Zone4Play harmless from and against any and all claims, losses, costs, damages and expenses (including reasonable legal expenses), resulting from or arising out of: (a) TWTVA's or its Affiliates' unauthorized use of Zone4Play's Intellectual Property or Zone4Play's Confidential Information or (b) any claim that Zone4Play's Intellectual Property or Zone4Play's Confidential Information or the use thereof infringes upon, misappropriates or violates any patents, copyrights, trade secret rights or other proprietary rights of a third party if such claim results from or relates to: (i) TWTVA's or its Affiliates' modification of Zone4Play's Intellectual Property or Zone4Play's Confidential Information which modification is not authorized in writing by Zone4Play, or (ii) in whole or in part results from or relates to the combination of Zone4Play's Intellectual Property or Zone4Play's Confidential Information with software, hardware or equipment not provided by Zone4Play if Zone4Play's Intellectual Property or Zone4Play's Confidential Information alone would not be the subject of such claim.

9.7 Zone4Play shall indemnify, defend and hold TWTVA harmless from and against any and all claims, losses, costs, damages and expenses (including reasonable legal expenses), resulting from or arising out of: (a) Zone4Play's or its Affiliates' unauthorized use of TWTVA's Confidential Information or (b) Zone4Play's breach of any material representation or warranty set forth in this Agreement or (c) any claim that Zone4Play's Intellectual Property or Zone4Play's Confidential Information or the use thereof infringes upon, misappropriates or violates any patents, copyrights, trade secret rights or other proprietary rights of a third party (in circumstances other than those set out in clause 9.6(b)).


10.  CONFIDENTIAL INFORMATION

10.1 The Parties acknowledge and agree that any Confidential Information is secret and confidential and that any Confidential Information disclosed by the Discloser is disclosed only for the purpose of the Discussions and in reliance on, and pursuant to, the terms of this Agreement.

10.2 All Confidential Information must be kept strictly secret and confidential by the Recipient who will treat all such Confidential Information with at least the same standard of care as the Recipient treats its own confidential information.

10.3 The Recipient will permit the Confidential Information to be disclosed only to those of its directors, officers and employees to whom disclosure is necessary for the purposes of the Discussions and will ensure that anyone to whom the Confidential Information is disclosed agrees to be bound by this Agreement and to refrain from disclosing the Confidential Information to any other person.

10.4 The Recipient will not disclose the Confidential Information to any third party, except on the terms and conditions of this Agreement and with the Discloser's prior written consent.

10.5 The Parties agree to bind each of their employees, agents, consultants, sub-contractors, professional advisers and any relevant contracted third parties, as a term of their respective engagement contracts, to keep confidential all information obtained under this Agreement.

10.6 DISCLOSURE REQUIRED TO COMPLY WITH LAW ETC

     The Recipient may disclose Confidential Information to the extent disclosure is required to comply with any applicable law or requirement of any regulatory body or government agency provided that the Recipient immediately gives notice to and consults with the Discloser and uses its best endeavours to minimise any such disclosure (and, if appropriate, co-operate with the Discloser in doing so) and to ensure that any Confidential Information so disclosed will be treated confidentially.

10.7 REMEDIES

     The Parties agree and acknowledge that:

     (a) the Discloser is entitled to institute proceedings to restrain any breach or threatened breach of this Agreement and any unauthorised use, disclosure or divulgence of, or dealing in, any of the Confidential Information; and

     (b) any violation or threatened violation of any provision of this Agreement would cause irreparable injury to the Discloser. The Discloser will be entitled to obtain urgent injunctive relief against a threatened breach of this Agreement or the continuation of any such breach without the necessity of proving actual damages. In addition, the Discloser will be entitled to any other remedies that may be available at law, in equity or otherwise.

11.  NOTICES

     (a) A notice, consent or other communication under this Agreement is only effective if it is in writing, signed and either left at the addressee's address or sent to the addressee by mail or fax. If it is sent by mail, it is taken to have been received 5 Business Days after it is posted. If it is sent by fax, it is taken to have been received when the addressee actually receives it in full and in legible form.

     (b) A person's address and fax number are those set out below, or as the person notifies the sender:

          TWTVA

          Address:     Level 3, 55 Pyrmont Bridge Road, Pyrmont NSW 2009
                       Australia
          Fax number:  (+612) 9017 7001
          Attention:   Company Secretary

          ZONE4PLAY INC.

          Address:     103 Foulk Road, Suite 202, Wilmington, Delaware

                            With copy to: Idan Miller

                       Zone4Play (Israel) Ltd.
                       Kyriat Atidim Bldg.2 P.O.Box 58070, Tel Aviv 61580,
                       Israel
          Fax number:  +972 (3) 647 2722

12.  AMENDMENT AND ASSIGNMENT

12.1 AMENDMENT

     This Agreement can only be amended, supplemented, replaced or novated by a subsequent agreement in writing signed by the Parties.

12.2 NO ASSIGNMENT

     Neither Party shall have the right to assign this Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed; provided, however, that either Party may freely assign this Agreement to Affiliates or successors-in-interest or successors-in-title in the event of a merger, consolidation or acquisition of all or substantially all of the assets or business of such Party. This Agreement shall be binding upon and inure to the benefit of the successors and the permitted assigns of the respective Parties hereto.

13.  GENERAL

13.1 GOVERNING LAW

     (a) The validity and interpretation of this Agreement is governed by the law in force in England, United Kingdom.

     (b) Each Party submits to the non-exclusive jurisdiction of the courts exercising jurisdiction in England, and any court that may hear appeals from any of those courts, for any proceedings in connection with this Agreement, and waives any right it might have to claim that those courts are an inconvenient forum.

13.2 LIABILITY FOR EXPENSES

     Each of the Parties must pay its own expenses incurred in negotiating, executing and registering this Agreement.

13.3 GIVING EFFECT TO THIS AGREEMENT

     Each of the Parties must do anything (including execute any agreement), and must ensure that its employees and agents do anything (including execute any agreement), that the other Party may reasonably require to give full effect to this Agreement.

13.4 OPERATION OF THIS AGREEMENT

     (a) This Agreement contains the entire agreement and sole understanding between the Parties about its subject matter. Any previous understanding, agreement, representation or warranty relating to that subject matter is replaced by this Agreement and has no further effect.

     (b) Any right that a person may have under this Agreement is in addition to, and does not replace or limit, any other right that the person may have.

     (c) The Parties agree and acknowledge that their obligations pursuant to this Agreement are in addition to, and do not derogate from, their obligations in respect of confidential information at law or in equity or pursuant to any statute or trade or professional obligation, custom or use.

     (d) Any provision of this Agreement which is unenforceable or partly unenforceable is, where possible, to be severed to the extent necessary to make this Agreement enforceable, unless this would materially change the intended effect of this Agreement.

13.5 EXCLUSION OF CONTRARY LEGISLATION

     Any legislation that adversely affects an obligation of a Party, or the exercise by a Party of a right or remedy, under or relating to this Agreement is excluded to the full extent permitted by law.

13.6 TRADEMARK USAGE

     Zone4Play grants to TWTVA, during the Term, the non-exclusive, royalty-free license to use the Zone4Play trademarks in online, print or any other media for the sole purpose of distributing, marketing and promoting the Products to Operators. TWTVA acknowledges that all right, title and interest in and to the Zone4Play trademarks, including all goodwill related thereto, are and shall remain owned solely and exclusively by Zone4Play and that all usage of the Zone4Play trademarks by or on behalf of Zone4Play shall inure to the benefit of Zone4Play. TWTVA shall comply with any and all usage guidelines provided by Zone4Play with respect to the Zone4Play trademarks, and shall supply, upon Zone4Play's written request, specimens of all advertising, marketing and/or promotional materials in which a Zone4Play trademark appears to Zone4Play for inspection and approval, which approval shall not be unreasonably withheld.

EXECUTED AS AN AGREEMENT



EXECUTED by Zone4Play, Inc


----------------------------------           ----------------------------------
Signature of Director                        Signature of Director / Secretary
/s/ Citron Shimon
-----------------
Name: Citron Shimon                          Name: _____________________________



EXECUTED by Two Way TV Australia Ltd



----------------------------------           ----------------------------------
Signature of Director                        Signature of Director / Secretary
/s/ Jim Mikay                                /s/ Ben Reichel
-------------                                ---------------
Name: Jim Mikay                              Name: Ben Reichel

APPENDIX A - PLAY FOR FUN PRODUCTS


iTV packages:

o    Casino games

o    Slingo games

o    Multiplayer games (poker, bingo & blackjack)

o    Sport (pool, mini golf and AI Poker).


SMS-TV packages:

o    Family package

o    Kids package

o    Quiz package

o    Racing package: Horse, greyhound, motor.


Mobile packages:

o    Casino games



[FULL APPENDIX TO BE ATTACHED]

APPENDIX B - PLAY FOR REAL PRODUCTS


iTV packages:

o    Fixed odds

o    Casino

o    Lottery

o    Sports book

o    Multiplayer Poker


SMS-TV packages:

o    Fixed odds

o    Casino

o    Racing


Mobile packages:

o    Fixed odds

o    Casino

o    Lottery

o    Sports book

o    Multiplayer Poker

o    Exchange betting



[FULL APPENDIX TO BE ATTACHED]


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